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                                 EXHIBIT 23.6

                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-62787) of AirTouch Communications, Inc. and in the related Prospectus and in the Registration Statements (Forms S-8 Nos. 33-57081 and 33-64553, No. 33-57077, and No. 33-57083) pertaining to the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan, the AirTouch Communications, Inc. Employee Stock Purchase Plan, and the AirTouch Communications, Inc. Retirement Plan, of our report dated February 16, 1996, with respect to the consolidated financial statements and schedule of New Par, included in the Annual Report (Form 10-K) of AirTouch Communications Inc. for the year ended December 31, 1995.



                                                Ernst & Young LLP

Columbus, Ohio
March 26, 1996